                                                                    EXHIBIT 99.1


                            LEXICON GENETICS REPORTS
                      2003 FIRST QUARTER FINANCIAL RESULTS


THE WOODLANDS, TEXAS, MAY 1, 2003 - Lexicon Genetics Incorporated (Nasdaq:
LEXG), a biopharmaceutical company focused on the discovery of breakthrough treatments for human disease, today reported financial results for the three months ended March 31, 2003.

REVENUES: Lexicon's revenues for the three months ended March 31, 2003 increased six percent to $8.1 million from $7.7 million for the corresponding period of 2002. Revenues for the three months ended March 31, 2003 included:

      o subscription and license fees of $3.1 million, consisting primarily of access fees from the Company's LexVision(R) collaborations and technology license fees from sublicenses of the Company's gene targeting technology; and

      o collaborative research revenues of $5.0 million, consisting primarily of revenues from Lexicon's therapeutic protein collaborations and revenues from functional genomics collaborations with pharmaceutical and biotechnology companies.

RESEARCH AND DEVELOPMENT EXPENSES: Research and development expenses for the three months ended March 31, 2003 increased 18 percent to $19.8 million from $16.9 million for the corresponding period of 2002. The increase primarily reflects the completion of the scale-up of Lexicon's gene knockout and functional analysis programs and continued expansion of the Company's drug discovery programs and medicinal chemistry operations. With Lexicon's infrastructure in place, the Company does not see any material expansion in personnel required for the near term. Research and development expenses for the three months ended March 31, 2003 and 2002 each included $1.3 million of non-cash, stock-based compensation expense primarily relating to option grants made prior to the Company's April 2000 initial public offering.

GENERAL AND ADMINISTRATIVE EXPENSES: General and administrative expenses for the three months ended March 31, 2003 decreased three percent to $5.8 million from $6.0 million for the corresponding period of 2002. General and administrative expenses for the three months ended March 31, 2003 and 2002 each included $1.3 million of non-cash, stock-based compensation expense.

INTEREST AND OTHER INCOME, NET: Interest and other income, net decreased to $0.4 million for the three months ended March 31, 2003 from $1.1 million in the corresponding period of 2002 due to lower average cash and investment balances, lower average interest rates, and the accrual of interest expense under the December 2002 loan from Genentech, Inc.

NET LOSS: Net loss for the three months ended March 31, 2003 increased to $17.1 million, or $0.33 per share, from a net loss of $14.1 million, or $0.27 per share, in the corresponding period of 2002. Excluding non-cash, stock-based compensation charges, net loss for the three months ended March 31, 2003 was $14.6 million, or $0.28 per share, as compared to a net loss of $11.5 million, or $0.22 per share, for the corresponding period of 2002.

As a complement to reporting net loss and net loss per common share in accordance with generally accepted accounting principles, or GAAP, Lexicon provides net loss and net loss per common share results excluding non-cash, stock-based compensation. Lexicon uses these results in establishing budgets and believes it is useful in measuring the performance of the Company's business. A reconciliation of these results to GAAP is included in the selected financial data set forth below.

CASH AND INVESTMENTS: As of March 31, 2003, Lexicon had approximately $107.6 million in cash and investments, including restricted cash and investments, compared to $123.1 million as of December 31, 2002. Restricted cash and investments were $57.7 million on both such dates.

"We had a very positive first quarter of 2003," said Arthur T. Sands, M.D., Ph.D., president and chief executive officer of Lexicon. "We revealed a new discovery with potential for the treatment of osteoporosis, announced the renewal of two of our OmniBank(R) Universal agreements, appointed the chairman of our new Medical Advisory Board and confirmed the direct correlation between knockout mice and the therapeutic effects of drugs in our published evaluation of the targets of the 100 best-selling drugs."

FIRST QUARTER 2003 HIGHLIGHTS:

DISCOVERY OF A DRUG TARGET FOR THE POTENTIAL TREATMENT OF OSTEOPOROSIS: Lexicon announced that the Company has identified and physiologically validated a novel target for the development of drugs to treat osteoporosis. In female mice with the target knocked out, Lexicon scientists observed a 52 percent increase in trabecular bone mineral density within the vertebral spinal column and a 144 percent increase in trabecular bone mineral density of the leg femur bone, both key representative fracture points in osteoporosis sufferers. Lexicon plans to develop small molecule drugs that inhibit the enzyme target, which could potentially increase bone density in patients that suffer from osteoporosis.

EXTENSIONS OF TWO OMNIBANK UNIVERSAL AGREEMENTS: Lexicon announced the extension of its OmniBank Universal agreements with Boehringer Ingelheim Pharmaceuticals Inc. and Johnson & Johnson Pharmaceutical Research & Development, L.L.C.

RETROSPECTIVE EVALUATION OF THE TARGETS OF THE 100 BEST-SELLING DRUGS: Lexicon published in the January 2003 issue of Nature Reviews Drug Discovery a retrospective evaluation of the targets of the 100 best-selling drugs of 2001 as modeled by mouse knockout phenotypes. The article concluded that in most cases there is a direct correlation between the knockout and the therapeutic effect of the drug. The 100 best-selling drugs of 2001 modulate a total of 43 host targets. Of these 43 targets, 34 have been knocked out in the mouse. 85% of those knockouts were informative with respect to the physiological function and pharmaceutical utility of the target.

APPOINTMENT OF MEDICAL ADVISORY BOARD CHAIRMAN: Lexicon appointed Alan S. Nies, M.D. as chairman of Lexicon's Medical Advisory Board. In his new role, Dr. Nies will assist in the development and implementation of strategies for clinical development of potential products arising from Lexicon's drug discovery programs. Dr. Nies brings over 40 years of clinical and pharmacological expertise to Lexicon, having most recently served as Senior Vice President, Clinical Sciences at Merck & Co., Inc. During his career, Dr. Nies has served on numerous national committees and editorial boards, has received many academic and professional honors, and has authored more than 150 publications. He holds a B.S. degree from Stanford University and received his M.D. degree from Harvard Medical School.

LEXICON CONFERENCE CALL:

Dr. Arthur T. Sands, president and chief executive officer, and Julia P. Gregory, executive vice president and chief financial officer, will review Lexicon's operating highlights and financial results for the three months ended March 31, 2003 and will discuss the company's expectations for the second quarter in a telephone conference call at 11:00 a.m. EDT today, May 1, 2003.

The audio web cast can be heard by logging on to www.lexicon-genetics.com. It will be archived and available for review on line through May 6, 2003.

Conference call participants may dial: 800/818-5264 (domestic USA), 913/981-4910 (international). A replay of the call will be available through May 6, 2003. Replay numbers: 888/203-1112 (domestic), 719/457-0820 (international). Pass code for all callers: 492554.

Lexicon Genetics is a biopharmaceutical company focused on the discovery of breakthrough treatments for human disease. Lexicon is using gene knockout technology to systematically discover in living mammals, or in vivo, the physiological functions and pharmaceutical utility of genes. The Company's gene function discoveries fuel therapeutic discovery programs in diabetes, obesity, cardiovascular disease, immune disorders, neurological disease and cancer. Lexicon has established drug discovery alliances and functional genomics collaborations with leading pharmaceutical and biotechnology companies, research institutes and academic institutions throughout the world to commercialize its technology and turn its discoveries into drugs. Additional information about the Company is available through Lexicon's corporate website, www.lexicon-genetics.com.

This press release contains "forward-looking statements," including statements about Lexicon's growth and future operating results, discovery and development of products, strategic alliances, and intellectual property, as well as other matters that are not historical facts or information. These forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon's ability to develop drug candidates from its discoveries, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, that may cause Lexicon's actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under "Factors Affecting Forward-Looking Statements" and "Business - Risk Factors" in Lexicon's annual report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

                                      # # #


CONTACT:
FOR LEXICON GENETICS:
Chas Schultz
Director, Investor Relations and
Financial Analysis
281-863-3421

                          LEXICON GENETICS INCORPORATED

                             SELECTED FINANCIAL DATA


CONSOLIDATED STATEMENTS OF OPERATIONS DATA                      THREE MONTHS ENDED
(In thousands, except per share data)                                MARCH 31,
                                                               --------------------
                                                                 2003        2002
                                                               --------    --------
                                                                    (UNAUDITED)
Revenues:
   Subscription and license fees ...........................   $  3,102    $  3,395
   Collaborative research ..................................      4,993       4,256
   Compound libraries and other ............................         11           5
                                                               --------    --------
     Total revenues ........................................      8,106       7,656
Operating expenses:
   Research and development, including stock-based
     compensation of $1,270 and $1,307, respectively .......     19,834      16,864
   General and administrative, including stock-based
     compensation of $1,276 and $1,282, respectively .......      5,804       5,969
                                                               --------    --------
     Total operating expenses ..............................     25,638      22,833
                                                               --------    --------
Loss from operations .......................................    (17,532)    (15,177)
Interest and other income ..................................        468       1,120
Interest expense ...........................................        (81)         (2)
                                                               --------    --------
Net loss ...................................................   $(17,145)   $(14,059)
                                                               ========    ========
Adjustment for stock-based compensation (1) ................   $  2,546    $  2,589
                                                               --------    --------
Net loss, excluding stock-based compensation (1) ...........   $(14,599)   $(11,470)
                                                               ========    ========

Net loss per common share, basic and diluted ...............   $  (0.33)   $  (0.27)
                                                               ========    ========
Net loss per common share, excluding stock-based
   Compensation (1) ........................................   $  (0.28)   $  (0.22)
                                                               ========    ========
Shares used in computing net loss per common share .........     52,371      52,126

                                                                 AS OF        AS OF
CONSOLIDATED BALANCE SHEET DATA                                MARCH 31,   DECEMBER 31,
(IN THOUSANDS)                                                    2003         2002
                                                               ---------   ------------
                                                              (UNAUDITED)
Cash and investments, including restricted cash and
   investments of $57,710 ..................................   $ 107,587    $ 123,096
Property and equipment, net ................................      35,516       37,362
Goodwill ...................................................      25,798       25,798
Intangible assets other than goodwill, net .................       3,940        4,240
Total assets ...............................................     181,967      201,772
Deferred revenue ...........................................      15,640       18,647
Long-term debt .............................................       4,000        4,000
Deferred stock compensation ................................      (8,507)     (11,106)
Accumulated deficit ........................................    (166,890)    (149,745)
Total stockholders' equity .................................     155,321      169,902

(1) In addition to reporting net loss and net loss per common share in accordance with generally accepted accounting principles, or GAAP, Lexicon provides net loss and net loss per common share excluding non-cash, stock-based compensation expense.